Exhibit 99.1

CONSENT OF EVERCORE GROUP L.L.C.

July 21, 2022

Conflicts Committee of the Board of Directors of

Rattler Midstream GP LLC, the general partner of

Rattler Midstream LP

500 West Texas Avenue, Suite 1200

Midland, Texas 79701

Members of the Conflicts Committee:

We hereby consent to (i) the inclusion of our opinion letter, dated May 15, 2022, to the Conflicts Committee of the Board of Directors of Rattler Midstream GP LLC as Annex B to the information statement/prospectus included in the Amendment No. 1 to the Registration Statement on Form S-4 of Diamondback Energy, Inc., a Delaware corporation (“Diamondback”), filed on July 21, 2022 (the “Registration Statement”), relating to the proposed merger of a wholly owned subsidiary of Diamondback with and into Rattler Midstream LP, a Delaware limited partnership, and (ii) all references to Evercore Group L.L.C. in the sections captioned “Summary of the Information Statement/Prospectus—Opinion of Evercore – Financial Advisor to the Conflicts Committee”, “The Merger—Background of the Merger”, “The Merger—Approval of the Conflicts Committee and Its Reasons for Approval”, “The Merger—Unaudited Financial Projections of Diamondback and Rattler”, “The Merger—Opinion of Evercore – Financial Advisor to the Conflicts Committee”, and “Part II. Information Not Required in Prospectus—Item 21. Exhibits” of the information statement/prospectus which forms a part of the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), information statement/prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Raymond B. Strong
Name:	Raymond B. Strong
Title:	Senior Managing Director